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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549                                   OMB APPROVAL

FORM 3                                                                          OMB Number            3235-0104
                                                                                Expires:      December 31, 2001
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                hours per response..........0.5
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    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Buller Services Corporation
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   (Last)                            (First)              (Middle)

     Akara Building, 24 De Castro Street,
     Wickhams Cay I, P.O. Box 3136
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                                    (Street)

     Road Town, Tortola, British Virgin Islands
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     8/28/00
________________________________________________________________________________
3.   IRS Identification Number of
     Reporting Person, if an
     Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Pacific CMA, Inc.
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer

                               (Check all applicable)

     /_/  Director                             /X/  10% Owner
     /_/  Officer (give title below)           /_/  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original
     (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     /X/  Form Filed by One Reporting Person

     /_/  Form Filed by More than One Reporting Person


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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security             2. Amount of Securities      3. Ownership Form:         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                       Beneficially Owned           Direct (D)or               (Instr. 5)
                                     (Instr. 4)                   Indirect (I) (Instr. 5)
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Common Stock                             8,000,000                      D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                   SEC 1473 (3-99)

IR01:211374.01
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FORM 3 (CONTINUED)     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
                                   CONVERTIBLE SECURITIES)
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   1. Title of Derivative   2. Date Exercisable      3. Title and Amount of Securities   4. Conver-    5. Owner-       6. Nature of
      Security (Instr. 4)      and Expiration Date      Underlying Derivative Security      sion or       ship            Indirect
                               (Month/Day/Year)         (Instr. 4)                          Exercise      Form of         Beneficial
                                                                                            Price of      Derivative      Ownership
                                                                                            Derivative    Security:       (Instr. 5)
                                                                                            Security      Direct
                                                                                                          (D) or
                                                                                                          Indirect (I)
                                                                                                          (Instr. 5)
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                              Date       Expira-                          Amount or
                              Exer-      tion              Title          Number of
                              cisable    Date                             Shares
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Explanation of Responses:

The filing of this Form 3 is pursuant to Rule 16a-1(a)(4) and shall not be construed as an acknowledgment or admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by the statement.

                                                                                  /s/ Lam King Ko, Alfred               11/29/00
                                                                                  ---------------------------           -----------
** Intentional misstatements or omissions of facts constitute Federal Criminal    **Signature of Reporting Person        Date
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            Lam King Ko, Alfred
                                                                                    President
Note: File three copies of this Form, one of which must be manually signed. If      Buller Services Corporation
      space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

IR01:211374.01
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